Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-3 of VASCO Data Security International, Inc. and subsidiaries (the Company), of our reports dated March 15, 2007, with respect to the consolidated balance sheets of the Company as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of the Company. We also consent to the reference of our Firm under the heading “Experts” in the prospectus.

Our report dated March 15, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states the Company acquired Logico Smart Card Solutions (Logico) and Able N.V. (Able) during 2006, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, Logico and Able’s internal control over financial reporting associated with total assets of $4.8 million and $8.2 million, respectively, and total revenues of $191,000 and $533,000, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Logico and Able.

Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, modifying share-based compensation in 2006.

/s/ KPMG LLP

Chicago, Illinois 60601

April 23, 2007